Exhibit 99.a


(KANSAS DEPARTMENT OF COMMERCE AND HOUSING
LETTERHEAD)


NEWS RELEASE


June 4, 2002
Contact: Sally Lunsford (785) 296-2477
EMBARGOED UNTIL 7:30 P.M., JUNE 4



  GOVERNOR GRAVES ANNOUCES EXPORTER OF THE
                    YEAR

     The 2002 Kansas Governor's Exporter of the Year is Butler National Corporation of Olathe. Governor Graves made the announcement tonight at the Kansas Cosmosphere and Space Center in Hutchinson during the Kansas Cavalry Encampment.
The Exporter of the Year program, now in its 14th year, is co-sponsored by the Kansas Department of Commerce and Housing (KDOC&H) and the Kansas International Trade Coordinating Council.

     Founded in 1969, Butler National Corporation achieved success in the international marketplace by diversifying its products and being responsive to customers needs. The company makes aviation safety products and modifies aircraft. Butler began exporting in 1980. Its export sales, which have soared 600 percent in the past year, now account for over 80 percent of its total revenues. The company recently started selling to China, Yeman, and Pakistan, and now markets in 20 countries throughout the world.

     "International trade has a direct and positive impact on the prosperity, jobs and overall health of the Kansas economy," said Governor Graves. "I am delighted to recognize companies, such as Butler National Corporation, that are committed to pursuing new business in the global market."

     The other finalists for this year's Exporter of the Year award were: AIB International (a subsidiary of the American Institute of Baking), Manhatten; Bushnell Performance Optics, Overland Park, Kustom Signals, Lenexa; and RHS, Inc., Hiawatha.

     Award applications were received and reviewed by officials in the Trade Development Division of the KDOC&H. Members of the Kansas International Trade Coordinating Council, an organization comprised of both public and private business entitities, selected the finalists.

     For more information, contact Sally Lunsford at (785) 296-
2477, e-mail slunsford@kansascommerce.com, or TTY (Hearing
Impaired) at (785) 296-3487.

     The KDOC&H is the state's lead economic development organization, responsible for ensuring economic opportunities for all Kansans.